                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 3)


                    Under the Securities Exchange Act of 1934


                             Petroglyph Energy, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    71649C101
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                William C. Glynn
                             III Exploration Company
                               555 South Cole Road
                               Boise, Idaho 83709
                                 (208) 377-6000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:


                                  May 16, 2000
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following: [ ]

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 71649C101                                           Page 2 of 11 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            III Exploration Company                             I.D. #82-0456309
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            N/A
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Idaho
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
      NUMBER OF          8      SHARED VOTING POWER
       SHARES
    BENEFICIALLY                3,903,392
      OWNED BY        --------- ------------------------------------------------
        EACH             9      SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                 0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                3,903,392
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            3,903,392
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            60.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
----------- --------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

    INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING
           EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 71649C101                                           Page 3 of 11 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Intermountain Industries, Inc.                      I.D. #82-0393036
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Idaho
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
      NUMBER OF          8      SHARED VOTING POWER
       SHARES
    BENEFICIALLY                3,903,392
      OWNED BY        --------- ------------------------------------------------
        EACH             9      SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                 0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                3,903,392
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            3,903,392
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            60.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            HC
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 71649C101                                           Page 4 of 11 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Century Partners - Idaho Limited Partnership        I.D. #13-3240674
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            N/A
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Idaho
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
      NUMBER OF          8      SHARED VOTING POWER
       SHARES
    BENEFICIALLY                3,903,392
      OWNED BY        --------- ------------------------------------------------
        EACH             9      SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                 0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                3,903,392
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            3,903,392
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            60.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING
            EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 71649C101                                           Page 5 of 11 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Richard Hokin
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            N/A
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
      NUMBER OF          8      SHARED VOTING POWER
       SHARES
    BENEFICIALLY                3,903,392
      OWNED BY        --------- ------------------------------------------------
        EACH             9      SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                 0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                3,903,392
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            3,903,392
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            60.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING
            EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 3 amends the Schedule 13D filed on August 30, 1999 (as amended by Amendments No. 1 and 2, the "Schedule 13D") on behalf of III Exploration Company, an Idaho corporation ("Exploration"), Intermountain Industries, Inc., an Idaho corporation ("Intermountain"), Century Partners-Idaho Limited Partnership, an Idaho limited partnership ("Century") and Richard Hokin, an individual ("Hokin" and together with Exploration, Intermountain and Century, the "Reporting Persons"), relating to the common stock, par value $.01 per share, of Petroglyph Energy, Inc. (the "Company"), a Delaware corporation. Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 4. Purpose of Transaction.

     Item 4 is hereby amended by deleting the last paragraph at the end of Item 4 and adding the following paragraph in its place.

     Following receipt of Intermountain's acquisition proposal on May 3, 2000, the Company appointed one of its directors as the sole member of a special, independent committee to evaluate the proposal. On May 5, 2000, the sole member of the special committee provided a written request to Intermountain to extend the deadline for the Company to respond to the acquisition proposal. On May 9, 2000, Intermountain agreed to extend the deadline to May 17, 2000. On May 9, 2000, the sole member of the


                                     6 of 9
special committee requested that the May 17, 2000 deadline be deleted from the acquisition proposal. On May 16, 2000, Intermountain agreed to delete the May 17, 2000 deadline, but reserved its right to impose a time deadline in the future with at least seven days advance notice of any such deadline.

Item 7. Material to be Filed as Exhibits.

     1. Supplement to Merger Proposal Letter, dated May 16, 2000, from Intermountain to the Company.


                                     7 of 9

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: May 18, 2000                   III EXPLORATION COMPANY

                                      By: /s/ Jeffrey K. Lebens
                                          ------------------------------
                                          Jeffrey K. Lebens,
                                          Treasurer and Assistant
                                          Secretary


Dated: May 18, 2000                   INTERMOUNTAIN INDUSTRIES, INC.

                                      By: /s/ William C. Glynn
                                          ------------------------------
                                          William C. Glynn,
                                          President


Dated: May 18, 2000                   CENTURY PARTNERS-IDAHO LIMITED PARTNERSHIP

                                      By: /s/ Richard Hokin
                                          ------------------------------
                                          Richard Hokin
                                          General Partner


                                          /s/ Richard Hokin
Dated: May 18, 2000                       ------------------------------
                                          Richard Hokin


                                     8 of 9

                                  Exhibit Index
                                  -------------

     1. Supplement to Merger Proposal Letter, dated May 16, 2000, from Intermountain to the Company.


                                      S-1